As filed with the Securities and Exchange Commission on October 22, 2018

Registration No. 333-94965

Registration No. 333-43538

Registration No. 333-138143

Registration No. 333-158902

Registration No. 333-200039

Registration No. 333-225581

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST–EFFECTIVE AMENDMENTS NO. 1
to
FORM S–3 REGISTRATION STATEMENT NO. 333-94965

FORM S–3 REGISTRATION STATEMENT NO. 333-43538

FORM S–3 REGISTRATION STATEMENT NO. 333-138143

FORM S–3 REGISTRATION STATEMENT NO. 333-158902

FORM S–3 REGISTRATION STATEMENT NO. 333-200039

FORM S–3 REGISTRATION STATEMENT NO. 333-225581

UNDER THE SECURITIES ACT OF 1933

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0617000
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Jill E. Sutton, Chief Legal Officer
SUPERVALU INC.
c/o United Natural Foods, Inc.	c/o United Natural Foods, Inc.
313 Iron Horse Way,	313 Iron Horse Way,
Providence, Rhode Island 02908 Telephone: (401) 528-8634	Providence, Rhode Island 02908 Telephone: (401) 528-8634
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Laura P. Knoll

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street

Boston, Massachusetts 02116
Telephone: (617) 573-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments No. 1 (these “Post-Effective Amendments”), filed by SUPERVALU INC., a Delaware corporation (the “Company”), relate to the following Registration Statements filed by the Company on Form S-3 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-94965, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 19, 2000 and registering 606,003 shares of Common Stock, $1.00 par value per share, of the Company (which became common stock, $0.01 par value per share, of the Company);

•                  Registration Statement No. 333-43538, originally filed with the SEC on August 11, 2000 and registering $707,000,000.00 of the Company’s Debt Securities;

•                  Registration Statement No. 333-138143, originally filed with the SEC on October 23, 2006 and registering $500,000,000.00 of the Company’s Senior Notes due 2014;

•                  Registration Statement No. 333-158902, originally filed with the SEC on April 30, 2009 and registering an indeterminate amount of the Company’s Senior Notes;

•                  Registration Statement No. 333-200039, originally filed with the SEC on November 10, 2014, and registering an indeterminate amount of the Company’s Debt Securities; and

•                  Registration Statement No. 333-225581, originally filed with the SEC on June 12, 2018 and registering an indeterminate amount of the Company’s Debt Securities.

On October 22, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of July 25, 2018 (the “Merger Agreement”), by and among the Company, SUPERVALU Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, United Natural Foods, Inc., a Delaware corporation (“UNFI”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of UNFI (“Merger Sub”), as amended on October 10, 2018, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of UNFI.

As a result of the transactions contemplated in the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Providence, State of Rhode Island, on this day of October 22, 2018.*

SUPERVALU INC.

By:	/s/ Jill E. Sutton
	Name:	Jill E. Sutton
	Title:	Chief Legal Officer and Secretary

* Pursuant to Rule 478 under the Securities Act of 1933 no other person is required to sign these Post-Effective Amendments.

3